Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated December 1, 2010
Relating to Preliminary Prospectus dated December 1, 2010
Registration No. 333-169234
FXCM INC.

FREE WRITING PROSPECTUS
     This Free Writing Prospectus is being filed to advise you of the availability of a revised preliminary prospectus dated December 1, 2010 (the “Preliminary Prospectus”), and to provide you with a hyperlink to the current version of the Registration Statement on Form S-1 (File No. 333-169234), which includes the Preliminary Prospectus.
     The Preliminary Prospectus includes the information set forth below and forms a part of our Registration Statement on Form S-1 (Registration No. 333-169234) to which this Free Writing Prospectus relates. You should read the entire Preliminary Prospectus carefully, including the section entitled “Risk Factors” and the financial statements the related notes before you decide to invest in our Class A common stock.
     To review our current registration statement and the Preliminary Prospectus, click the following link on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):
     http://www.sec.gov/Archives/edgar/data/1499912/000095012310109953/y87330a5sv1za.htm
     Our Central Index Key, or CIK, on the SEC Web site is 0001499912.
     The risk factor entitled “The regulatory environment in which we operate is subject to continual change. Changes in the regulatory environment could have a material adverse effect on our business, financial condition and results of operations and cash flows” included in the section entitled “Risk Factors” in the Preliminary Prospectus includes the information set forth below, which should be read together with such risk factor and the other information in the Preliminary Prospectus:
In response to the requirement that our customers resident in the United States maintain trading accounts only with our CFTC-registered operating subsidiary, we have migrated all consenting U.S. resident customer accounts established with our foreign affiliates to our CFTC-regulated operating subsidiary. All other U.S. resident accounts not established with our CFTC-regulated operating subsidiary have been locked from trading pending further instructions from the account holders. However, in order to permit us to comply with the rules of the FSA regarding the transfer of client accounts, the process of migrating U.S. resident customer accounts held by our FSA-regulated operating subsidiary in the United Kingdom was not completed until October 29, 2010, eleven calendar days following the date on which the new regulations became effective. We informed the CFTC of this circumstance and are engaged in discussions with the CFTC concerning the resolution of any violation of the new regulations that may have occurred. While any such resolution could result in our being subject to a fine and other penalties, we do not expect that any such fine or other penalties will have a material adverse effect on our business, financial condition or results of operations. Further, we cannot guarantee that our migration of the accounts will be deemed acceptable under the requirements of the regulatory authorities from the jurisdictions from which they were moved. In addition, our customers may decide to transact their business with a FX broker who is not subject to this requirement, which may also affect our revenue and profitability.
* * *
     THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING CREDIT SUISSE SECURITIES (USA) LLC AT 800-221-1037, J.P. MORGAN SECURITIES LLC AT 866-803-9204 OR CITIGROUP GLOBAL MARKETS INC. AT 800-831-9146.
     ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THIS EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

2